Exhibit 99.1

Mr. Cooper Group Announces Executive Promotions

DALLAS--(BUSINESS WIRE)--April 21, 2022--Mr. Cooper Group Inc. (NASDAQ: COOP) announced today the appointment of Jaime Gow as Executive Vice President and Chief Financial Officer.

Gow succeeds Chris Marshall, who has served as Vice Chairman and President since June 2021. As CFO, Gow will continue to report to Marshall. Gow joined Mr. Cooper Group in 2019 as SVP Accounting, Financial Planning and Analysis, and he most recently served as Deputy Chief Financial Officer. Before joining Mr. Cooper, Gow served as Senior Vice President and Banking Finance Executive for First Horizon National Corporation. Previously, Gow served as Chief Accounting Officer at Capital Bank, which was acquired by First Horizon in December 2017.

Additionally, the Company also announced that Ethan Elzen has been appointed Executive Vice President, Business Development and Operational Finance, reporting to Marshall. Elzen previously led the Originations Finance team and served as the Chief Financial Officer of Xome where he played a key role in the sale of the Xome® Title, Appraisal and Field Services businesses. Elzen has more than 20 years of experience in the financial services industry with a specific focus on mortgage, commercial banking and mergers and acquisitions. Prior to joining Mr. Cooper Group, Elzen served as President for Colorado Federal Savings Bank and previously held key leadership and senior advisory roles for Provident Funding Associates, UBS Investment Bank and Ally Financial.

“I’ve worked with both Jaime and Ethan for more than a decade and have watched them consistently deliver exceptional results. I’m thrilled to see them take this next step in their careers and assume broader roles that are critical to Mr. Cooper’s future success,” said Chris Marshall, Vice Chairman and President.

“We are excited to promote Jaime and Ethan to our executive leadership team. The financial knowledge and expertise they both bring to our team will play an important role as we continue to grow our business and become a $1 trillion servicer,” said Jay Bray, Chairman and CEO of Mr. Cooper Group Inc.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

Contacts

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
Shareholders@mrcooper.com